Exhibit 99.1

Media Contact: Investor Contacts:	Tiffani Washington, 847-315-2925 Rick Hans, CFA, 847-315-2385 Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com
Walgreens August Sales Increase 7.8 Percent
     DEERFIELD, Ill., Sept. 6, 2011— Walgreens (NYSE: WAG) (NASDAQ: WAG) had August sales of $6.10 billion, an increase of 7.8 percent from $5.66 billion for the same month in 2010.
     Total front-end sales increased 6.8 percent in August, while comparable store front-end sales increased 4.8 percent. Customer traffic in comparable stores increased 2.5 percent and basket size increased 2.3 percent.
     Prescriptions filled at comparable stores increased 5.2 percent in August. Calendar day shifts in August, which had one additional Wednesday and one fewer Sunday compared with August 2010, positively impacted prescriptions filled in comparable stores by 2.2 percentage points.
     August pharmacy sales increased 7.6 percent, while comparable pharmacy sales increased 6.1 percent. Calendar day shifts positively impacted pharmacy sales in comparable stores by 2.2 percentage points. Comparable pharmacy sales were negatively impacted by 1.7 percentage points due to generic drug introductions in the last 12 months. Pharmacy sales accounted for 65.9 percent of total sales for the month.
     Flu shots administered season-to-date at pharmacies and clinics totaled more than 300,000.
     Sales in comparable stores (those open at least a year) increased 5.6 percent. The effect of calendar day shifts positively impacted total comparable sales by 1.4 percentage points.
     Hurricane Irene had no significant net effect on total sales.
     Total sales for the fourth quarter of fiscal 2011, which ended Aug. 31, were $17.94 billion, up 6.4 percent from $16.87 billion in last year’s quarter. Comparable store sales for the fourth quarter of fiscal 2011 increased 4.3 percent, while front-end comparable store sales for the quarter increased 4.7 percent. Prescriptions filled at comparable stores increased 3.6 percent in the fourth quarter and comparable pharmacy sales increased 4.2 percent.
     Calendar year-to-date sales were $48.02 billion, an increase of 7.4 percent from $44.72 billion in 2010.
     Total sales for fiscal 2011 were $72.16 billion, up 7.0 percent from $67.42 billion. Comparable store sales for fiscal 2011 increased 3.3 percent.
     Walgreens opened 21 stores during August, including three relocations, acquired three stores and closed three for a net increase of 18 in the month.
     At Aug. 31, Walgreens operated 8,211 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,760 drugstores, 199 more than a year `ago, including 32 stores acquired over the last 12 months. The company also operates home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.
August Comparable Sales and Prescriptions Filled

				Cough, Cold, Flu
		Calendar Shift	Generics	and Allergy	Flu Shot
	Reported	Impact	Impact	Impact	Impact
Total Comp Sales	5.6%	1.4%	-1.1%	-0.1%	—
Comp Front End	4.8%	—	—		—
Comp Rx Sales	6.1%	2.2%	-1.7%	-0.1%	—
Comp Rx Scripts	5.2%*	2.2%	—	-0.2%	—
* Includes +4.0 percentage points from patients filling more 90-day prescriptions
Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.
Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and business conditions, competition, acquisitions, divestitures, changes in vendor, payer and customer relationships, outcomes of legal and regulatory matters and other factors described in Item 1A (Risk Factors) of our most recent Annual Report on

Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.